UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2026
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OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)
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Indiana	001-15817	35-1539838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Main Street
Evansville,	Indiana	47708
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (773) 765-7675
________________________________________________________
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	ONB	NASDAQ Global Select Market
Depositary Shares, each representing a 1/40th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series A	ONBPP	NASDAQ Global Select Market
Depositary Shares, each representing a 1/40th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series C	ONBPO	NASDAQ Global Select Market
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (s230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (s240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 17, 2026, Ellen A. Rudnick, Rebecca S. Skillman and Stephen C. Van Arsdell indicated that they intend to retire from the board of directors (the “Board”) of Old National Bancorp (the “Company”), effective as of the end of their respective terms as directors at the Company’s 2026 annual meeting of shareholders to be held on May 13, 2026 (the “2026 Annual Meeting”). Their retirements are in accordance with the Company’s Corporate Governance Guidelines relating to continued service on the Board when a director becomes 75 years of age.

In addition, on February 17, 2026, Austin M. Ramirez indicated that he intends to retire from the Board, effective as of the end of his term as a director at the 2026 Annual Meeting, due to Mr. Ramirez’s other professional commitments.

In connection with the retirements of Mr. Ramirez, Ms. Rudnick, Ms. Skillman and Mr. Van Arsdell, the Board has determined to reduce the size of the Board. The Board and the Company’s management express their appreciation to Mr. Ramirez, Ms. Rudnick, Ms. Skillman and Mr. Van Arsdell for their dedicated service and many significant contributions to the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2026, the Board approved Amended and Restated By-Laws of the Company (the “By-Laws”). The sole change to the By-Laws was to amend Article V, Section 1 to provide that the size of the Board will be fixed from time to time by resolution of the Board. The By-Laws previously provided that the size of the Board would be fixed by an amendment to the By-Laws. On February 18, 2026, the Board also adopted a resolution to decrease the size of the Board from 16 to 12 directors, effective upon the retirements of Mr. Ramirez, Ms. Rudnick, Ms. Skillman and Mr. Van Arsdell from the Board at the 2026 Annual Meeting, as described above in Item 5.02 of this Current Report on Form 8-K.

The foregoing summary and referenced description of the By-Laws do not purport to be complete and are qualified in their entirety by reference to the full text of the By-Laws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

Declaration of Dividends. On February 19, 2026, the Company issued a press release announcing that, on February 18, 2026, the Board increased the quarterly cash dividend on the Company’s outstanding shares of common stock by 3.6% to $0.145 per share. This quarterly cash dividend will be payable March 16, 2026, to shareholders of record as of the close of business on March 5, 2026.

In addition, the Board declared a quarterly cash dividend of $17.50 per share (equivalent to $0.4375 per depositary share or 1/40th interest per share) on the Company’s 7.0% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (NASDAQ: ONBPP) and Series C (NASDAQ: ONBPO). The dividends are payable on May 20, 2026, to shareholders of record as of the close of business on May 5, 2026.

Share Repurchase Program. The Company also announced that, on February 18, 2026, the Board approved an increased share repurchase program that authorizes the Company to repurchase up to $400 million of the Company’s outstanding shares of common stock. This program will be in effect until February 28, 2027 and replaces the prior $200 million share repurchase program that was set to expire on February 28, 2026. Share repurchases under the program may be made from time to time on the open market, in privately negotiated transactions or through other transactions (including, without limitation, accelerated share repurchase arrangements) in the discretion of, and at prices to be determined by, the Company. The share repurchase program may be modified, suspended or discontinued at any time and does not commit the Company to repurchase shares of its common stock.

Attached hereto as Exhibit 99.1 is the press release issued by the Company announcing the dividends and share repurchase program, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description

3.1    Amended and Restated By-Laws of Old National Bancorp dated February 18, 2026.

99.1    Press Release issued by Old National Bancorp on February 19, 2026.

104        Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2026

OLD NATIONAL BANCORP

By: /s/ Nicholas J. Chulos
Nicholas J. Chulos
Executive Vice President,
Chief Legal Officer and Corporate Secretary

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